Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of October 9, 2014, by and between Kindred Healthcare, Inc., a Delaware corporation (“Parent”) and each person and entity listed on Schedule A hereto (each, a “Stockholder”).

WHEREAS, Parent, Gentiva Health Services, Inc., a Delaware corporation (the “Company”) and Kindred Healthcare Development 2, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company to survive the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each Stockholder owns shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto, together with the preferred share purchase rights (the “Rights”) attached thereto or associated therewith (the “Existing Shares”), and any other shares of Common Stock of the Company acquired (whether beneficially or of record) by Stockholder after the date hereof, including any shares of Common Stock: (i) acquired by means of purchase, dividend or distribution, or (ii) issued upon (a) the exercise of (1) the Rights or (2) any stock options to acquire Common Stock or warrants or (b) the conversion of any convertible securities or otherwise (the “New Shares” and, together with the Existing Shares, the “Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (a) the consummation of the Merger, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein and (c) with regard to any stockholder, the entry, without the prior written consent of such Stockholder, into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under the Merger Agreement, in each case, which results in a decrease in or change in the composition of the Merger Consideration or an extension of the End Date or which is otherwise adverse to Stockholder in any material respect (such earlier date, the “Expiration Date”), each Stockholder hereby agrees that, subject to Section 1.5 and Section 2.2, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, such Stockholder will (i) appear at such meeting or otherwise cause all of the Shares beneficially owned by such Stockholder and entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Shares beneficially owned by such Stockholder and entitled to vote (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger; (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement; (C) against any action, proposal, transaction, or agreement that relates to a Takeover Proposal, without regard to the terms of such Takeover Proposal; and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company’s or Parent’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger (clauses (A) through (D), the “Required Votes”). Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of any Stockholder to vote (including by proxy or written consent, if applicable) in favor of, against or abstain with respect to any matters presented to the Company’s stockholders.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) From and after the date of this Agreement, subject to Section 1.5 and Section 2.2, until the Expiration Date, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares beneficially owned by such Stockholder and entitled to vote as of the applicable record date in accordance with the Required Votes; provided, that such Stockholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that the Shares beneficially owned by such Stockholder and entitled to vote be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.1(ii), and each Stockholder shall retain the authority to vote on all other matters.

(b) Each Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy, if it becomes effective, is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically. Subject to Section 1.5 and Section 2.2, if for any reason the proxy granted herein is not irrevocable, then each Stockholder agrees, until the Expiration Date, to vote the Shares in accordance with Section 1.1 as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Each Stockholder hereby agrees that, from the date hereof until the earlier of (x) the Expiration Date or (y) the date on which the Company Stockholder Approval is obtained, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding providing for the Transfer of any Shares, other than (i)(A) any Transfer made for estate planning purposes or to a charitable institution for philanthropic purposes, or (B) any Transfer to an Affiliate of such Stockholder, but only if, in each case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms of this Agreement and written notice of such Transfer is delivered to Parent pursuant to Section 5.2 hereof, (ii) a Transfer pursuant to any trust or will of such Stockholder or by the Laws of intestate succession or (iii) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any Rights, stock options or warrants or the conversion of any convertible securities, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a) or (b).

Section 1.4 Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement and (b) shall not grant, at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.

Section 1.5 No Obligation to Exercise Rights or Options. Nothing contained in this Article I, shall require any Stockholder (or shall entitle any proxy of any Stockholder) to (i) convert, exercise or exchange any Rights, option, warrants or convertible securities in order to obtain any underlying New Shares or (ii) vote, or execute any consent with respect to, any New Shares underlying such Rights, options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

ARTICLE II

NO SOLICITATION

Section 2.1 No Solicitation. Prior to the Expiration Date, each Stockholder (solely in its capacity as a stockholder of the Company) shall not and shall cause its controlled Affiliates not to, and shall use reasonable best efforts to cause each person that controls such Stockholder (each, a “Representative”) not to, directly or indirectly, (a) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries regarding, or the making of, any proposal or offer that constitutes, or may reasonably be expected to lead to, a Takeover Proposal, (b) subject to the Company Board determining in good faith, after consultation with outside legal counsel and financial advisors, that a bona fide unsolicited Takeover Proposal from a third party constitutes or could reasonably be expected to result in a Superior Proposal pursuant to Section 5.04(b) of the Merger Agreement, conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, or approve, endorse or recommend any Takeover Proposal, (c) enter into any voting or support agreement in connection with, or provide such Stockholder’s consent to, a Takeover Proposal, or (d) resolve or agree to do any of the foregoing. If, prior to the Expiration Date, any Stockholder receives any Takeover Proposal, then such Stockholder will promptly (and in any event within 24 hours) notify Parent and the Company of the identity of the Person making and the material terms of such Takeover Proposal; provided that nothing herein shall prohibit any Stockholder or Stockholder’s Representatives from participating in any discussions or negotiations with respect to a possible stockholders’ consent or voting agreement in connection with a Takeover Proposal in the event that the Company becomes permitted to take the actions set forth in Section 5.04(b) of the Merger Agreement with respect to such Takeover Proposal. For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in the Merger Agreement, but shall not include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), solely by reason of the fact that one or more nominees or representatives of a Stockholder serves as a member of its board of directors or similar governing body, unless such Stockholder or its Affiliate otherwise controls such entity. For purposes of this Agreement, the Company shall not be deemed an Affiliate of any Stockholder.

Section 2.2 Capacity. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect such Stockholder from exercising its fiduciary duties as a director or officer of the Company or any of its Subsidiaries or from otherwise taking any action or inaction in its capacity as a director and/or officer of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director and/or officer shall be deemed to constitute a breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a Company Adverse Recommendation Change, only that proportion of Shares constituting 15% of the outstanding Common Stock of the Company (with such threshold applied to each Stockholder pro rata in accordance with its holdings as disclosed on Schedule A) shall be required to be voted (including by proxy or written consent, if applicable) in accordance with the Required Votes.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF STOCKHOLDER

Section 3.1 Representations and Warranties. Each Stockholder represents and warrants to Parent as follows: (a) such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity), (d) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon such Stockholder or the Shares, nor require any Consent of, Filing with or license from any Governmental Entity (except for Filings with the Securities and Exchange Commission (the “SEC”) by such Stockholder or as would not impact Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect), (e) as of the date hereof, such Stockholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares set forth opposite such Stockholder’s name on schedule A free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations) and has sole voting power with respect to the Existing Shares and sole power of disposition with respect to the Existing Shares, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto, and no person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Existing Shares.

Section 3.2 Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows: (a) Parent has full legal right and capacity to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other company actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity) and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by Parent or as would not impact such Parent’s ability to perform or comply with its obligations under this Agreement in any material respect.

Section 3.3 Covenants. Each Stockholder hereby:

(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Shares;

(b) agrees, upon written inquiry from Parent, to promptly notify Parent of the number of any New Shares acquired by such Stockholder after the date of this Agreement and prior to the Expiration Date (including through the exercise of any Company Stock Options, receipt of any Company Restricted Share Awards, purchase through the Company ESPP, or otherwise). Any such New Shares shall automatically be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof;

(c) agrees to permit the Company to publish and disclose, including in Filings with the SEC, this Agreement and such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement; and

(d) shall and does authorize Parent or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), provided that if Parent or its counsel gives such notification, it shall on the earlier of (x) the Expiration Date and (y) the date on which the Company Stockholder Approval is obtained further notify the Company’s transfer agent that the stop transfer order (and all other restrictions) have terminated as of such date.

ARTICLE IV

TERMINATION

This Agreement shall terminate and be of no further force or effect on the Expiration Date, and neither Parent nor any Stockholder shall have any rights or obligations following such termination. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’ fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected.

Section 5.2 No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to any Stockholder’s Shares shall remain vested in and belong to such Stockholder and (b) Parent shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct any Stockholder in the performance of its duties or responsibilities as a stockholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 5.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):

To Parent:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Attention: Joseph L. Landenwich

Telephone: (502) 596-7300

Facsimile: (866) 866-3426

Email: joseph.landenwich@kindred.com

with copies to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Ethan A. Klingsberg and Benet J. O’Reilly

Telephone: (212) 225-2588

Facsimile: (212) 225-3999

Email: eklingsberg@cgsh.com and boreilly@cgsh.com

To any Stockholder:

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339

Facsimile: (770) 541-3712

Attention: General Counsel

with copies to:

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Attention: Dennis J. Block

Telephone: (212) 801-2222

Facsimile: (212) 805-5555

Email: blockd@gtlaw.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.4 Amendments; Waivers. Any provision of this Agreement may be amended or waived with regard to any Stockholder if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and such Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.5 Assignment. Except as contemplated by Section 1.3, no party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other parties hereto.

Section 5.6 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.7 Entire Agreement. This Agreement (including Schedule A hereto) and the Merger Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.8 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.9 Jurisdiction; Specific Enforcement; Waiver of Trial by Jury. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.3; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.11 Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section, Article or Schedule shall refer, respectively, to Sections, Articles or Schedules of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender (including the neuter gender) includes each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and (j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.12 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

KINDRED HEALTHCARE, INC.

By:	/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Co-General Counsel and Corporate Secretary

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Rodney D. Windley
Name:	Rodney D. Windley
Title:	Stockholder

Rodney D. Windley Revocable Trust Dated 4/4/08

By:	/s/ Rodney D. Windley
Rodney D. Windley, Trustee 348,689 shares

Rodney D. Windley 2009 GRAT

By:	/s/ Rodney D. Windley
Rodney D. Windley, Trustee 112,269 shares

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Charlotte A. Weaver
Name:	Charlotte A. Weaver
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Raymond S. Troubh
Name:	Raymond S. Troubh
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Eric R. Slusser
Name:	Eric R. Slusser
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Jeff Shaner
Name:	Jeff Shaner
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Sheldon M. Retchin
Name:	Sheldon M. Retchin
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Stuart Olsten
Name:	Stuart Olsten
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Philip R. Lochner, Jr.
Name:	Philip R. Lochner, Jr.
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ R. Steven Hicks
Name:	R. Steven Hicks
Title:	Stockholder and Trustee for:

Kristen Hicks Hanson 2006 Trust 96,943 shares

Robert Steven Hicks 2006 Trust 96,943 shares

Brandon V. Hicks 2006 Trust 96,943 shares

Shelly Mabry Ellard 2006 Trust 96,943 shares

Jason Mabry 2006 Trust 96,943 shares

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ David L. Gieringer
Name:	David L. Gieringer
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Victor F. Ganzi
Name:	Victor F. Ganzi
Title:	Stockholder and as initial member of the Investment Committee of The VICTOR F. GANZI 2012 GST Family Trust dated December 17, 2012

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Robert S. Forman, Jr.
Name:	Robert S. Forman, Jr.
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ David A. Causby
Name:	David A. Causby
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ John N. Camperlengo
Name:	John N. Camperlengo
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Tony Strange
Name:	Tony Strange
Title:	Stockholder

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Stockholder	Number of Shares
Tony Strange	548,510
David Causby	130,437
Eric R. Slusser	185,346
John N. Camperlengo	121,214
Dr. Charlotte A. Weaver	67,086
Jeff Shaner	109,822
David L. Gieringer	22,773
Rodney D. Windley	460,958 (1)
Robert S. Forman, Jr.	74,423 (2)
Victor F. Ganzi	105,433 (3)
R. Steven Hicks	2,774,413 (4)
Philip R. Lochner, Jr.	—
Stuart Olsten	193,096 (5)
Sheldon M. Retchin, M.D., M.S.P.H.	1,000
Raymond S. Troubh	133,524

NOTES:

(1)	Consists of (i) 112,269 shares owned by a GRAT of which Mr. Windley is Trustee and (ii) 348,689 shares owned by a Revocable Trust of which Mr. Windley is Trustee.
(2)	Includes (i) 25 shares owned by spouse and (ii) 1,400 shares owned by spouse’s trust.
(3)	Includes 52,800 shares owned by a trust of which Mr. Ganzi is the settlor and has investment power.
(4)	Includes (i) an aggregate of 484,715 shares owned by five trusts as to each of which Mr. Hicks is trustee, and (ii) 10,000 shares owned by spouse.
(5)	Includes 300 shares owned by spouse.